Exhibit 1-A-12A

Akron | Atlanta | Beijing | Belize | Boston | brazil | British Virgin Islands

Canada | Cape Town | Cleveland | Djibouti | Dubai | Guangzhou

Hartford | Hong Kong | Jericho | Johannesburg | London | Los Angeles

Miami | Mexico City | Milan | Moscow | Naples | New York | Nyon

Orange County | Orlando | Osaka | Panama City | Paris | Rome | San Diego

San Francisco | Seadoone | Seychelles | Shanghai | St. Petersburg

Tel Aviv | Tokyo | Trinidad and Tobago | Washington, D.C | Wilmington

www.ckrlaw.com

March 12, 2018

To the Board of Directors

NeurMedix,. Inc.

6165 Greenwich Drive, Suite 150

San Diego, CA 92122

Re:	NeurMedix, Inc.
Registration Statement on Form 1-A File No. 024-10697

Ladies and Gentlemen:

We are acting as counsel to NeurMedix, Inc.., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of a Registration Statement on Form 1-A, File No. 024-10697 (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, of up to 8,333,333 shares (the “Shares”) of common stock, par value $0.000001 per share, of the Company (the “Common Stock”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering this opinion, we are familiar with the Registration Statement, and we have examined the Company’s Certificate of Incorporation, as amended to date, the Company’s By-laws, as amended to date, and corporate actions of the Company that provided for the issuances of the Shares.  We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on statements of an officer of the Company.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued, delivered and paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Experts” in the prospectus constituting a part thereof.

Very truly yours,

/s/ CKR Law LLP

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